SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2006

TITAN GLOBAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-32847	87-0433444
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

44358 Old Warm Springs Boulevard
Fremont, California 94538
(Address of principle executive offices)

(510) 824-1200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On February 1, 2006, Titan Global Holdings, Inc. (the “Company”), determined that the Company’s previously issued statement of operations for the quarter ended November 30, 2005, contained an error and should no longer be relied upon. Currently, the Company is paying federal excise taxes of 3% of revenues generated from communications services provided to its customers. This tax has been included in the Company’s cost of sales. Recently, several courts have ruled that this tax only applies to services based on time and distance. The Company currently contracts with providers based on a uniform amount per minute for long distance calls, without regard to the distance of the calls.

Based on the nature of its contract and the settled precedent of prior cases, the Company has determined that it is entitled to and is seeking a refund for $1,531,919 in paid federal excise taxes, of which $1,170,301 were previously included in cost of sales for the quarter ended November 30, 2005. As a result, the Company net income for the three months ended November 30, 2005 will be increased by a minimum of $1,170,301, the total amount of the increase will depend upon the final accounting treatment. The Company advised its independent auditor of this matter prior to the date hereof.

The Company anticipates that it will file an amended form 10-QSB for the period ended November 30, 2005, no later than February 15, 2006.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

TITAN GLOBAL HOLDINGS, INC.

By:	/s/ Curtis Okumura
Curtis Okumura
President & Chief Executive Officer

Date: February 3, 2006